[SIMPSON THACHER & BARTLETT LLP]

Exhibit 8.1

May 2, 2016

Ares Management, L.P.

2000 Avenue of the Stars, 12th Floor

Los Angeles, CA 90067

Ladies and Gentlemen:

We have acted as counsel to Ares Management, L.P., a Delaware limited partnership (the “Partnership”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Partnership with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to an aggregate of up to 152,835,494 common units representing limited partner interests in the Partnership (the “Exchange Units”) issuable upon exchange of partnership units in each of Ares Holdings L.P., Ares Domestic Holdings L.P., Ares Offshore Holdings L.P., Ares Investments L.P. and Ares Real Estate Holdings L.P.

We have examined the Registration Statement; the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of May 1, 2014, among Ares Management GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), and the limited partners party thereto (collectively, the “Limited Partners”); the representation letter, dated April [•], 2016, delivered to us by the General Partner for purposes of this opinion letter (the “Representation Letter”); and the representation letter, dated April [•], 2016, delivered to us by Ares Real Estate Holdings LLC for purposes of this opinion letter. We have also examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth.  As to questions of fact material to this opinion, we have relied upon certificates and comparable documents of public officials and of officers and representatives of the Partnership, the General Partner and their affiliates including, without limitation, the Representation Letters.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.  We have further assumed that any documents will be executed by the parties in the forms provided to and reviewed by us and that the representations made in the Representation Letters are true, complete and correct and will remain true, complete and correct at all times.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in the Registration Statement, we hereby confirm our opinions set forth in the discussion contained in the Registration Statement under the caption “Material U.S. Federal Tax Considerations.”

We do not express any opinion herein concerning any law other than the federal tax law of the United States.

We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the references to our firm under the captions “Material U.S. Federal Tax Considerations” and “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP